Exhibit 4.10

WARRANT AGREEMENT

Agreement made as of [•], 2010 between Nephros, Inc., a Delaware corporation, with offices at 41 Grand Avenue, River Edge, New Jersey 07661 (together with its successors and permitted assigns under Section 8.11, “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, 8th Floor, New York, New York 10004 (together with its successors and permitted assigns under Section 7.2, “Warrant Agent”).

WHEREAS, the Company is offering subscription rights (“Rights”) to its stockholders as of 5:00 p.m., Eastern Time, on [• ], 2010, to purchase up to 175,000,000 Units, each Right entitling the holder thereof to purchase 4.185496618 Units at a subscription price of $0.02 per Unit; and

WHEREAS, each Unit consists of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase 0.924532845 shares of Common Stock at the exercise price of $0.02 per share (“Warrant”) for a period of five years following [•], subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. [•] (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the Rights, the Common Stock and Warrants issuable upon exercise of the Rights, and the Common Stock issuable upon exercise of the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1.
Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (“Warrant Certificate”), the provisions of which are incorporated herein and shall be signed by or bear the facsimile signature of the Acting Chief Executive Officer and of the Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.	Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.	Registration.

2.3.1.
Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) at the location specified in the first paragraph of this Agreement or at such other location in the Borough of Manhattan, the City and State of New York, notice of which the Warrant Agent shall have given to the Company and the holders in accordance with Section 8.2, for the registration of original issuance and the registration of transfer of the Warrants, in which the Company shall record the name and address of the person in whose name each Warrant has been registered. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.
Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.	Terms and Exercise of Warrants.

3.1.
Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.02 per whole share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to, subject to Section 4.4, the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2.
Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing at 9:00 a.m., Eastern Time, on [•] and terminating at 5:00 p.m., Eastern Time on [•] (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3.	Exercise of Warrants.

3.3.1.
Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant (other than those taxes payable by the Company as specified in Section 7.1) by (A) delivery of cash to the Warrant Agent at the location at which the Warrant Register is maintained, (B) certified bank check or official bank check payable to the order of the Company and delivered to the Warrant Agent at the location at which the Warrant Register is maintained, or (C) wire transfer in immediately available funds, to the account (No. __________; ABA No. _________; Reference: __________; Attention: _______________) of the Company at the Warrant Agent or such other account of the Company at such banking institution in the United States of America as the Company shall have given notice to the Warrant Agent and such holder in accordance with Section 8.2 (or as otherwise agreed to by the Company). The delivery of the Warrant and duly executed subscription form and payment of the Warrant Price and any such taxes are the only procedures required of, and no legal opinion or other information or instructions shall be required to be delivered by, the holder to exercise any Warrant.

3.3.2.
Issuance of Certificates. As soon as practicable (and, in any event, within [___] Business Days) after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to, or upon the order of, the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which such registered holder is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Act with respect to the Common Stock issuable upon exercise of such Warrant is effective, subject to the Company’s satisfying its obligations under Section 6.4 hereof to use its best efforts.  In the event that a registration statement with respect to the Common Stock underlying a Warrant is not effective under the Act, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. Further, no Warrant will be exercisable and the Company will not be obligated to issue any shares of Common Stock unless the shares of Common Stock issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the Warrant. In no event will the Company be required to net cash settle the Warrant exercise.

3.3.3.
Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable and free from all liens and charges with respect to the issue thereof.

3.3.4.
Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares, and the Warrant Agent shall cancel such Warrant, immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares, and the Warrant Agent shall cancel such surrendered Warrant, immediately prior to the close of business on the next succeeding date on which the stock transfer books are open.

4.	Adjustments.

4.1.
Stock Dividends — Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.7, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event (in each case, other than upon (x) a reclassification or reorganization involving other than solely a change in the number of outstanding shares of Common Stock or (y) a merger or consolidation or sale or transfer to which Section 4.4 applies), then, immediately after the date for determination of the holders of Common Stock entitled to receive such stock dividend or the effective date of such split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2.
Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.7, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event (in each case, other than upon (x) a reclassification or reorganization involving other than solely a change in the number of outstanding shares of Common Stock or (y) a merger or consolidation or sale or transfer to which Section 4.4 applies), then, immediately after the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3.
Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1, 4.2, 4.11 or 4.12, the Warrant Price shall be adjusted (to the nearest tenth of a cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4.
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of, or dividend or distribution on, the outstanding shares of Common Stock), or in the case of any sale or transfer to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, (i) (x) the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and (y) in any such case, if necessary, the obligations of the Company (or, in the case of any such merger or consolidation in which the Company is not the continuing corporation or such a sale or transfer (each, a “Non-Surviving Transaction”), the other person) set forth herein with respect to the rights of the Warrant holder to exercise a Warrant in exchange for the shares of Common Stock theretofore purchasable upon exercise of a Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such Warrant holder’s right to exercise a Warrant in exchange for shares of stock or other securities or property pursuant to this paragraph; and (ii) as a condition to the consummation of any such merger or consolidation or sale or transfer, the Company shall (or, in the case of a Non-Surviving Transaction, the Company shall cause such other person to) execute and deliver to the Warrant Agent a written instrument providing as set forth in clause (i)(x) and (y) above and for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In determining the kind and amount of stock, securities or the property receivable upon exercise of a Warrant following the consummation of such reclassification, reorganization, merger or consolidation or sale or other transfer, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such reclassification, reorganization, merger or consolidation or sale or other transfer, then the consideration that a Warrant holder shall be entitled to receive upon exercise shall be deemed to be the kinds and amounts of consideration received by the majority of all holders of the shares of Common Stock (excluding any holder that is a person into which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or other transfer is made or an Affiliate of any thereof) that affirmatively make an election.

4.5.	[Reserved.]

4.6.
Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent and to the holders of Warrants, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7.
No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

4.8.
Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9.
Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock, (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, (d) take any action of the type described in Sections 4.1, 4.2, 4.4, 4.10, 4.11 or 4.12 (but only if the action of the type described in Sections 4.1, 4.2, 4.4, 4.10, 4.11 or 4.12 would result in an adjustment in the Warrant Price or the number of shares of Common Stock purchasable upon exercise of Warrants or a change in the kind or amount of securities or property (including cash) to be delivered upon exercise of a Warrant) or (e) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in each such case, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of shares of Common Stock and any other shares of stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Board of Directors of the Company (the “Board”) has determined to take any such action and (x) in the case of any dividend or distribution at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

4.10.
Adjustment for Property Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than (i) a distribution of Common Stock pursuant to which Section 4.1 applies or (ii) a distribution upon a reclassification, reorganization, merger or consolidation or sale or transfer to which Section 4.4 applies) (a “Property Dividend”), then and in each such event the Warrant Price for this Warrant in effect immediately prior to the close of business on the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and evidenced by a board resolution filed with the Company) on the ex date for such distribution of such Property Dividend so distributed for each share of Common Stock (after taking into account, in the case of rights, warrants or options, the consideration required to be paid upon exercise thereof).

Any adjustment under this Section 4.10 shall become effective immediately after the date for the determination of the holders of Common Stock entitled to receive the Property Dividend. If the Board determines the fair market value of any Property Dividend for purposes of this Section 4.10 or Section 4.11 by reference to the actual or when issued trading market for any securities comprising such Property Dividend, the Board must in doing so consider the prices in such market on the same Trading Day that is or would be required to be used pursuant to Section 4.11 in computing the VWAP for “M” in the formula in Section 4.11.

For purposes of clarity, if a declared Property Dividend would have reduced the Warrant Price to an amount below the par value per share of the Common Stock, the Warrant Price will be reduced to the par value per share of the Common Stock and any remaining fair market value of the Property Dividend that would have resulted in a reduction of the Warrant Price below the par value per share of the Common Stock shall be reflected in an increase of the number of shares issuable upon exercise of this Warrant pursuant to Section 4.11 hereto.

4.11.
Adjustment for Property Dividend In Special Circumstances.  In the event that the Warrant Price is or has been reduced to the par value per share of the Common Stock or a price that rounds to the par value per share of the Common Stock due to adjustments to the Warrant Price pursuant to Section 4.10 and the Company declares a dividend or any other distribution upon the Common Stock that is a Property Dividend, this Section 4.11 shall apply and the number of shares of Common Stock issuable upon exercise of the Warrant shall be adjusted in accordance with the formula:

N’ = N x     M
          M - F

where:

N’ =	the adjusted number of shares of Common Stock issuable upon exercise of this Warrant.

N =	the current number of shares of Common Stock issuable upon exercise of this Warrant.

M =	the VWAP for the Trading Day immediately preceding the ex date for such distribution.

F =
the fair market value on the ex date for such distribution of the Property Dividend distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Board shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the date for the determination of holders of Common Stock entitled to receive such distribution.

If any adjustment is made pursuant to this Section 4.11 as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, this Warrant (to the extent not then exercised) shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution and taking into account the consideration paid upon exercise thereof.

“ex date” means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the VWAP was obtained without the right to receive such issuance or distribution.

4.12.
Certain Repurchases of Common Stock.  In the case the Company effects a Pro Rata Repurchase of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Warrant shall be increased to the amount determined by multiplying the number of shares of Common Stock issuable upon exercise of each Warrant in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the VWAP on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase and of which the denominator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the VWAP on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) and (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while any Warrant is outstanding.  The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

4.13.
Adjustment Rules.  Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in Warrant Price made hereunder would reduce the Warrant Price to an amount below the par value per share of the Common Stock, then such adjustment in Warrant Price made hereunder shall reduce the Warrant Price to the par value per share of the Common Stock.

4.14.
Other Events. If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, that result solely in a decrease in the Warrant Price or an increase in the number of shares of Common Stock and other property, if any, issuable upon exercise of a Warrant as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

5.	Transfer and Exchange of Warrants.

5.1.
Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.
Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants, and the Warrant Agent shall cancel the surrendered Warrant.

5.3.	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

5.4.	Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.
Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of Sections 3.3.2 and 6.2 and this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6.
Warrants Deemed Outstanding.  The Warrants outstanding at any time are all Warrants evidenced on all Warrant Certificates countersigned by the Warrant Agent except for those canceled, or then required hereunder to be canceled, by the Warrant Agent.  A Warrant ceases to be outstanding if the Company holds the Warrant.

5.7.
Warrants To Be Identical.  All Warrants issued upon any registration of transfer or exchange, or upon exercise or replacement, pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration for transfer or exchange.

6.	Other Provisions Relating to Rights of Holders of Warrants.

6.1.
No Rights as Stockholder. Subject to Section 3.3.4, a Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2.
Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed and, in the case of a mutilated Warrant, the Warrant Agent shall cancel the old Warrant. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3.
Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4.
Registration of Common Stock. The Company shall use its best efforts to ensure that all such shares of Common Stock issuable upon exercise of Warrants may be so issued and freely sold and transferred without violation of any applicable federal or state securities law (including the Act) or other applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

The Company shall, from and after the date of original issuance of the Warrants until the end of the Exercise Period, maintain on file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement for registration of the offer and sale by the Company and subsequent resale by holders upon exercise (and cause a current prospectus to be available to holders for such resales), under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the terms of this Agreement. In no event will the registered holder of a Warrant be entitled to receive a net-cash settlement of shares of Common Stock or other consideration as a result of the Company’s noncompliance with this Section 6.4.

6.5.
Rights of Action.  All rights of action against the Company in respect of this Agreement, except rights of action vested in the Warrant Agent, are vested in the holders of the Warrants, and any holder of any Warrant, without the consent of the Warrant Agent or the holder of any other Warrant, may, in such holder’s own behalf and for such holder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such holder’s right to exercise such holder’s Warrants in the manner provided in this Agreement.

7.	Concerning the Warrant Agent and Other Matters.

7.1.
Payment of Taxes. The Company will from time to time promptly pay all taxes and charges (other than income taxes) that may be imposed upon the Company or the Warrant Agent or otherwise payable in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the issue or delivery of such shares in the name other than that in which the Warrants were registered.

7.2.	Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1.
Appointment of Successor Warrant Agent. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of any Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2.
Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3.
Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3.	Fees and Expenses of Warrant Agent.

7.3.1.
Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2.
Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4.	Liability of Warrant Agent.

7.4.1.
Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Acting Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.
Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

7.4.3.
Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and non-assessable.

7.5.
Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.	Miscellaneous Provisions.

8.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.
Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered, if by hand or overnight delivery or if sent by certified mail or private courier service, within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent and notice thereof is given to all holders of Warrants), as follows:

Nephros, Inc.
41 Grand Avenue
River Edge, NJ 07661
Attn: Paul A. Mieyal, Acting Chief Executive Officer

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Alexander M. Donaldson, Esquire

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered, if by hand or overnight delivery or if sent by certified mail or private courier service, within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company and notice thereof is given to all holders of Warrants), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Compliance Department

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the Company to or on the holder of any Warrant shall be given in writing and shall be sufficiently given (unless otherwise herein expressly provided) when so delivered, if by hand or overnight delivery or if sent by certified mail or private courier service, within five days after deposit of such notice, postage prepaid, addressed to such holder, at the address of such holder as it appears in the Warrant Register.

8.3
Applicable law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address for notices as provided in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.  To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement or any Warrant may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

8.4
Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

8.5
Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7	Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8
Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that shall not adversely affect the interest of the registered holders in any material respect. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants.

Any such amendment to this Agreement shall be effected by a written instrument executed and delivered by the Company and the Warrant Agent.  Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the holders of Warrants, setting forth in general terms the substance of such amendment, in accordance with the provisions of Section 8.2.

8.9
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.10
Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.

8.11
Non-Surviving Transaction.  So long as Warrants remain outstanding, the Company will not enter into any Non-Surviving Transaction (as defined in Section 4.4) unless the acquirer shall expressly assume by a supplemental agreement, executed and delivered to the Warrant Agent, in form reasonably satisfactory to the Warrant Agent, the due and punctual performance of every covenant of this Agreement on the part of the Company to be performed and observed and shall have provided for exercise rights in accordance with Section 4.4.  Upon the consummation of such Non-Surviving Transaction, the acquirer shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such acquirer had been named as the Company herein.

Except as provided in the preceding paragraph, neither this Agreement nor any Warrant nor any of the rights, interests or obligations hereunder or thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of holder of each Warrant affected thereby.

8.12
Attorneys’ Fees.  In the event of any litigation or other proceeding concerning this Agreement or any Warrant or the transactions contemplated hereby, including any such litigation or proceeding with respect to the enforcement of this Agreement or any Warrant against any defaulting party, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the party opposing such prevailing party for all attorneys’ fees and costs incurred by such prevailing party in such litigation or proceeding.

8.13	Miscellaneous Definitions.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the State of New York or a day on which banking institutions and trust companies in the State of New York are authorized or obligated by law, regulation or executive order to close.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted for trading on the New York Stock Exchange, American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market or the OTC Bulletin Board, or any successor to any of the foregoing (a “Trading Market”), the volume weighted average price of the Common Stock on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. for the immediately preceding ten (10) Trading Days; (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the bid price per share of the Common Stock so reported for the immediately preceding ten (10) Trading Days; or (c) in all other cases, the fair market value on such date of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company. “Trading Day” means from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) on each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or securities market.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

NEPHROS, INC.

By:
Name:
Title: